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                                                                     Exhibit (j)



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the use of our report dated January 29, 1999 on the financial statements and financial highlights of American National Investment Accounts, Inc. (comprised of Growth, Managed, Balanced and Money Market portfolios). Such financial statements and financial highlights appear in the 1998 Annual Report to Shareholders which appears in the Statement of Additional Information filed in the Post-Effective Amendment to the Registration Statement on Form N-1/A of American National Investment Accounts, Inc. We also consent to the references to our Firm in the Registration Statement and Prospectus.


                                            TAIT, WELLER & BAKER


Philadelphia, Pennsylvania

April 28, 1999